Exhibit 99.1

LML Payment Systems, Inc.
Fiscal 2007 Year-End Conference Call
June 13, 2007

Operator:	Ladies and gentlemen welcome to the LML Payment Systems 2007 Year end Conference Call.

With us on the call today is Patrick Gaines, President and CEO of LML Payment Systems and Richard Schulz, Controller and Chief Accounting Officer of LML.

Everyone should have access to the press release which went out earlier today regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and future performance of the corporation and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q and Form 8-K filed with the Securities and Exchange Commission, as well as the Safe Harbor Statement in today's press release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.  The corporation assumes no obligation to revise any forward-looking projections that may be made in today's release or call.

At this time, I would like to turn things over to Mr. Patrick Gaines. Please go ahead, sir.

Patrick Gaines:	Thank you, operator.

Good afternoon everyone and thank you for joining us here today as we discuss results for the fourth quarter and fiscal year 2007.

I'm going to cover some highlights of the year and then Richard will give you additional detail on our operational and financial results for both the fourth quarter and the year. I’ll then come back and conclude the prepared portion of the call with a few closing remarks before taking questions.

In our fiscal year ended March 31, we reported revenue of approximately 6.6 million, an increase of 20% for the same period last year. The increase was due primarily to increased revenue from our intellectual property licensing.

We reported a net loss of $1,073,000 or five cents per share and this figure included the non-cash amount of $877,000 and stock based compensation expenses of $567,000 and other one-time expenses associated with corporate merger and acquisition activities.

Revenue from our various operations was mixed. Check verification revenue was $703,000 for the year which represents a 34% decrease against the same period last year. This expected decrease was the result of responding to aggressive competitive pricing by some of our competitors in order to win business.

In our last call, we said that we anticipated that one of our largest verification contracts would not be renewed. However, we were successful in resigning the master verification contract with the customer. This contract affected transactions for approximately 50 merchants and while we did experience some attrition of individual customers during the process, we ultimately re-signed the approximately 80% of the individual merchants representing approximately 65% of the verification revenue.

We saw revenue from our primary check collection segment decrease by 22% but saw revenue from our secondary collection operations increase by 14% against the same period last year.

In response to those trends and at the beginning of the second quarter of the past year, we combined both of our primary and secondary operations into the same operational facility in Wichita which resulted in operational efficiencies and a significant reduction in cost.

Revenue from our software licensing and payment hosting was $890,000. This is a segment in which we provide whole and partial payment processing software systems to clients who are primarily in the mid market multi store location of up to 40 stores and are interested in processing their own credit, debit, EBT, gift card and check transactions.

In some cases, such as with CheckFree, we supply clients with individual software modules to embed into their own software that is then marketed to end users and yet with other clients, we provide the software and the hardware from our own data center for their enterprise payment processing.

We believe the business of payment processing is becoming both more specialized and subject to ever increasing regulations and security measures adding complexity and expense to every transaction processed by merchants.  We also believe there exists an under-serviced market for our hosted payment services.  And as a result, we began to implement plans for the construction of a second data center along with simultaneously upgrading our processing platform to IBM System z9.

When completed, our data centers will be linked together allowing us to mirror each transaction so that each transaction is stored at each site simultaneously.

We believe that this added data security combined with the robustness, reliability, flexibility and inherent scalability built into System z platform will allow us to provide this under-serviced market the payment processing services at total transaction costs significantly below what participants are paying today.

Revenue from our intellectual property licensee initiatives increased by $1.6 million over the last year and this was primarily attributable to the licensing of three defendants to our litigation.  Running loyalties from our licensees steadily increased throughout the year by approximately 140% and we believe this coincides to some degree to the recent surge in POP transactions last year which, according to NACHA, grew approximately 60% from 168 million to 269 million transactions. We believe that as POP grows, so too should our revenue from this segment.

We are committed to monetizing and enforcing our intellectual property rights by adding to our list of licensees and are in discussions with potential licensees at present.   We also believe in the importance of continuing to develop our intellectual property and have before the US patent office the applications that would add to our existing patent portfolio.

I know that many of you are familiar with our most recent re-issue application of Patent Number 6,547,129.  We believe this re-issue application which, by rule is to receive priority treatment within the patent office, has been slowed by unprecedented volume of new applications at the PTO.   Our most recent responses from the PTO were both substantive and positive and we anticipate the re-issue application to issue in the future.

I’ll now turn the call over to Richard who will cover off the financial results in more detail.

Richard Schulz:	Thank you, Patrick.

For the fourth quarter ended March 31, 2007, we reported net income of approximately $86,000 as compared to a net loss of approximately $505,000 for the fourth quarter ended March 31, 2006, an increase in net income of approximately $591,000.   Included in our net income for the quarter were non-cash items being stock based compensation expense of approximately $189,000, and amortization and depreciation expense of approximately $104,000 for a total of just under $300,000 in non-cash expenses.

Our cost of operations for the fourth quarter ended March 31, 2007 were approximately $1 million versus approximately $1.2 million for the fourth quarter ended March 31, 2006, a decrease in cost of operations of approximately $200,000 or approximately 16.7%.   This decrease is primarily attributable to the decrease in primary check collection costs associated with the combination of our primary check collections with our secondary check collections completed in our third quarter ended December 31, 2006.

For the fiscal year ended March 31, 2007, we reported a net loss of approximately $1.1 million or approximately five cents per share as compared to a net loss of approximately $4.6 million or approximately 23 cents per share for the fiscal year ended March 31, 2006, a decrease in net loss of approximately $3.5 million or approximately 76%.  Included in our net loss for the current fiscal year was the non-operations expense of approximately $568,000 related to our due diligence efforts with respect to exploring potential acquisitions and merger opportunities.

These due diligence costs were comprised of professional fees which primarily included legal fees, as well as other travel, meetings, and related expenditures.  As we do not enter into any definitive agreements related to these costs, we expensed these due diligence expenses for the current fiscal year.  Also included in our net loss for the current fiscal year were non-cash items being stock based compensation expense of approximately $877,000, and amortization and depreciation expense of approximately $336,000.  In applying the non-operations due diligence expense and the non-cash stock based compensation and amortization and depreciation expenses against the $1.1 million net loss, the net result is a positive amount of approximately $681,000.

Our profitable fourth quarter allowed us to surpass our forecasted results for the fiscal year. For the fiscal year ended March 31, 2007, we had a net loss of approximately $1.1 million or approximately five cents per share, a $100,000 improvement over our forecasted results.

Our cash provided by operating activities was approximately $107,000 for the quarter ended March 31, 2007 versus cash used in operating activities of approximately $668,000 for the quarter ended March 31, 2006, an increase in cash provided by operating activities of approximately $775,000.

Our cash provided by operating activities for the fiscal year ended March 31, 2007 was approximately $7.5 million versus cash used in operating activities for the fiscal year ended March 31, 2006 of approximately $2.4 million, an increase in cash provided by our operating activities of approximately $9.9 million.

We had approximately $8.3 million in working capital as of March 31, 2007 compared to approximately $3 million as of March 31, 2006.

Now, I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:	Thanks, Richard.

During the second quarter last year, we explained that we had hired Pacific Crest Securities to act as financial advisor in our effort to explore and identify potential strategic corporate opportunities.

Our goal is to identify opportunities that could complement or supplement our growth. And as mentioned earlier, we spent considerable time, effort and expense in this regard and on May 1, 2007, we announced that we had reached a definitive agreement to acquire Beanstream Internet Commerce.

We announced the terms of the transaction which includes a cash component, a stock component, promissory notes, and an earn-out bonus provided certain financial targets are achieved.

We are paying the cash component in Canadian dollars so the cash component is subject to modifications based upon the foreign exchange rate between US and Canadian dollars and the transaction is subject to customary closing conditions including the approval of shareholders of Beanstream and the Supreme Court of British Columbia. We anticipate the transaction closing early in our second quarter.

I’d like to say a few words about Beanstream.

Beanstream is a leading financial payment processing, authentication, and risk management service provider, and acts as a bank-neutral interface between businesses and consumers processing financial or authentication transactions.

Typically, Beanstream services are accessed via the Internet and are offered in an ASP model and in some cases, Beanstream’s services are embedded in strategic partner software that is then shipped to end users.

In terms of its business model, Beanstream focuses on product development and product management and technical support of its products and services and relies on strategic business partners to sell and market its products and services.  They currently service a merchant base of over 5200 customers primarily in Canada.  We believe the products and services and business model of Beanstream are expandable to markets in the United States and to other markets which employ Internet access for certain consumer financial transaction processing.

We believe the impact of the addition of Beanstream will be felt immediately and particularly, in two key areas.

First, we will have an expanded product offering of Internet payment services that includes online credit card, debit card, EFT, and consumer authentication products.

And secondly, we are impressed with the quality of personnel and particularly management of Beanstream and believe their addition will have a positive impact on our management team in terms of overall depth.

Regarding our plans for Beanstream, we anticipate supporting the existing business model as it pertains to the Canadian market and providing resources to extend the model to other markets such as our primary US market.  We also anticipate the potential opportunity to cross sell existing services to a merchant base in excess of 5000.

The transaction will also cause us to evaluate our requirements as they relate to our current operating activities including our current products, facilities, data centers and other components of our operations.

Additionally and with the help of our corporate financial advisor, we expect to continue to seek out, evaluate, and assess additional strategic corporate opportunities as they arise.

In summary, we believe that the last four quarters have been very eventful. Our revenue was up by 20% for the year which was led by a successful resolution with three defendants related to our intellectual property enforcement and licensing program.  We saw some mixed revenue from our check operations and, recognizing these trends, combined certain operations to produce economies and operating efficiencies while maintaining the same level of service.

We began to implement plans to build upon the success we have had at licensing our software modules to others and made an investment in our second data center facility that we believe will provide additional security for our own data and also provide an attractive alternative for those merchants currently processing from their own data centers.

And after what seems like an intolerable delay at the US Patent and Trademark Office, we finally received an office action that was both substantive and immediately and positively responded to.

Although not happy with the delay, we are pleased with the recent progress with the PTO. We expect the re-issue of our Patent Number 6,547,129 to occur in the foreseeable future.

And finally, after some hard work and prudent perseverance, we were able to identify a strategic corporate opportunity that we believe will, when completed, complement our existing business, broaden our service offerings and provide significant growth opportunities for our company.

We look forward to the upcoming year with both anticipation and excitement. We remained committed to maximizing shareholder value and solidifying our financial and operational foundation.

Thank you. And with that, I’ll turn the call back to the operator so we can take some questions.

Operator:	Thank you.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request.

One moment please for our first question.

Once again ladies and gentlemen, to register for a question, it is the 1 followed by the 4 on your telephone.

And our first question comes from the line of Marty Calvert from UBS Financial.

Please go ahead.

(Marty Calvert):	Hi, Pat. Hi, Richard.

Patrick Gaines:	Hi, (Marty).

(Marty Calvert):
Hey, great year, great quarter. I know it was the year of retooling and I am really excited about it and I've talked with a number of institutional managers that look to the potential acquisition of Beanstream and thought that you got - it was a great value and also a great strategic fit.

It’s interesting - I was looking at the Intel case study on Beanstream and about the scalability of Beanstream and how they are fit to have a network that they don’t really have to put more infrastructure in is such grow and at the pace they’ve been growing from what I can determine and the margins, I was looking at (Edgar) on the earn out and their earn out is - you’re looking at them to do between $5 and $7 million to get their earn out next year in top line revenue.

Patrick Gaines:	That’s right. The earn out kicks in at $5 million - the bottom line of $5 million in revenue, $5 to $7 million in revenue.

(Marty Calvert):	Okay. From your last call, they’re in the mid to highest 30% margin.

Patrick Gaines:	That’s correct.

(Marty Calvert):	That’s awesome.

The other thing I was wondering about, I wanted to - actually, I have a number of questions but that you’re talking about the IBM’s z9 platform, could you explain a little bit what that is, Pat? I mean, I follow the payment industry and you guys for a lot of years but could you expand upon that a little bit more?

Patrick Gaines:
Well, the System z platform is the latest development at IBM in terms of mainframe computing and really what it allows companies to do is to ‘scale up’ their processing capabilities within one machine as opposed to building a ‘server farm’ architecture platform where they’d be ‘scaling out’ as their processing requirements grew.

(Marty Calvert):	Okay.

Patrick Gaines:
Typically, mainframe computing is more expensive to get started in but as your business grows, your total cost of computing begins to draw up and I think that’s important for us in scaling up our processing model.

(Marty Calvert):	Okay. Great. Thanks. I just got two more questions. I know there may be quite a few others.

You know, the one thing too I see a lot of M&A happening not only with you but with a lot of non-traditional payment companies coming in and grabbing payment companies because they see the outstanding growth and projected growth for the next four or five years especially in the Internet where you just grabbed Beanstream.

Is that making your acquisition hunt so to speak easier or harder, our evaluation is going up or I mean, what does that playing field look like?

Patrick Gaines:	I think in the - and one of the things that makes the payment industry attractive I think is the recurring - an incremental recurring revenue that we’re seeing.

In terms of payment processors that are providing transactions over the Internet, the business model is very similar to what we are seeing at Beanstream even though I think Beanstream is even doing a much better job or management of Beanstream is doing a much better job than most people.

So the combination of the recurring revenue is attracting M&A activity along with just the profitable business model that some of these companies are producing.

(Marty Calvert):	That’s great.

Actually, my last one has to do with the patents and from what you’re saying, it sounds like that process is moving although we’ve all been kind of frustrated with the patent office just because of what you said. I mean, they’ve just been inundated with patents. It looks like that’s finally getting close to - that re-issue is finally getting close and that’s really good news.

I just want that - my last question Pat had to do with - back to z9, you said that it’s almost completed, do you have any idea when that will be completed.

Patrick Gaines:	Yeah. We scheduled it to be completed by the end of our second quarter.

(Marty Calvert):
Okay. Great. Well, hey, I am very excited for the future. I think Beanstream, particularly, the management, (Craig Thompson), I've done a lot of research on him and I've got to tell you that that guy is going to be a great addition to LML and he’s done a great job.

Patrick Gaines:	Well, thank you very much, (Marty) and we believe that the management addition, (Craig), and others at Beanstream will be very beneficial to the company.

(Marty Calvert):	Thank you.

Operator:	Gentlemen, once again, as a reminder, to queue for a question, it is the 1 followed by the 4 on your telephone.

Our next question comes from the line of (Joe Hudac) of Wachovia Securities, LLC.

Please go ahead, sir.

(Joe Hudac):	(Marty) beat me to it. Thanks.

Operator:	Once again, ladies and gentlemen, as a reminder, it is the 1 followed by the 4 to queue up for a question.

And I'm seeing that there are no more questions in the queue. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect - sorry. We do have another question. I apologize for that.

We do have a question from the line of (Steve Libkin) of (Fatso Incorporated).

Please go ahead, sir.

(Steve Libkin):	Hey, Pat. Thank you. That’s pretty good there and it’s (unintelligible) a little bit better of the idea a year. I hope everybody else does.

But I was wondering now with the stock prices at this level, have you considered any possible stock buybacks.

Patrick Gaines:	I'm sorry. I didn’t quite get the last part of your question.

(Steve Libkin):	There were stock prices at this level, have you all considered any stock buybacks at this point?

Patrick Gaines:
Oh, the board - our board from time to time has considered all types of options including stock buybacks.   The board has concluded a stock buyback at this time, is not in the best interest of the company.

(Steve Libkin):	Okay. Well, it does sound like we’re on the right track here and hope it holds together.

Patrick Gaines:	Thank you very much.

(Steve Libkin):	That’s all I have.

Operator:	And our next question comes from the line of (Jeff Krueger) with the Private Investor.

Please go ahead.

(Jeff Krueger):	Yes. Good afternoon, gentlemen.

Quick question, with the acquisition of Beanstream, is there anything else in the water as far of any further acquisitions or transactions?

Patrick Gaines:
You know, first of all, as we mentioned, the transaction with Beanstream hasn’t completed yet. It’s still subject to customary closing conditions and also a vote of shareholders of Beanstream and finally, Supreme Court of British Columbia approval.

We’re expecting to see that some time early in our second quarter and from what we see right now and (unintelligible) we don’t see any impairment to that occurring.

(Jeff Krueger):	Perfect thing.

So going forward, is that (unintelligible) bringing further acquisition?

Patrick Gaines:
Absolutely. It sure is. And we have some other irons in the fires so to speak and it’s a little bit more involved now that we have Beanstream and we want to talk with Beanstream management and they have some ideas as well.

So yes, indeed, we’ve got our financial adviser very busy helping us in that regard.

(Jeff Krueger):	Excellent. You guys are doing a great job and it’s wonderful to own shares of your company.

Patrick Gaines:	Thank you very much.

(Jeff Krueger):	You're welcome.

Operator:	I'm seeing that there are no more questions in the queue.

Ladies and gentlemen, that does conclude our conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END